                          SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                            EXCHANGE ACT OF 1934

                             (AMENDMENT NO.   )



Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement

/ / Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12



                            UNITED BANCORP, INC.

              (Name of Registrant as Specified in its Charter)

                   _______________________________________

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1. Title of each class of securities to which transaction applies: N/A

     2. Aggregate number of securities to which transaction applies: N/A

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

     4. Proposed maximum aggregate value of transaction: N/A

     5. Total fee paid:  N/A:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1. Amount Previously Paid:  N/A

     2. Form, Schedule or Registration Statement No.: N/A

     3. Filing Party: N/A

     4. Date Filed: N/A

                                  NOTICE OF

                       ANNUAL MEETING OF SHAREHOLDERS

                                     AND

                               PROXY STATEMENT


                                    1997



                            UNITED BANCORP, INC.

                            UNITED BANCORP, INC.

                          NOTICE OF ANNUAL MEETING

                               OF SHAREHOLDERS

                               APRIL 15, 1997





   NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of United Bancorp, Inc. will be held at the Tecumseh Country Club, 5200 Milwaukee Road, Tecumseh, Michigan, on Tuesday, April 15, 1997 at 4:30 p.m., local time, for the following purposes:

1. To elect five directors constituting Class III of the Board of Directors, to serve for three years until the 2000 Annual
   Meeting of Shareholders.

2. To ratify the appointment of Crowe, Chizek & Company L.L.P. as independent auditors.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

   The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual
   Meeting.

   The Federal Deposit Insurance Corporation (FDIC) requires state-chartered banks that are not members of the Federal Reserve System to prepare an annual disclosure statement that must be available to the public by March 31, 1997. Since United Bank & Trust is a subsidiary of a one-bank holding company, the accompanying financial statements of United Bancorp, Inc. satisfies the alternative disclosure requirements of the FDIC.

   You are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to be present, please promptly sign and date the enclosed Proxy and mail it in the return envelope, which is enclosed for that purpose. It will assist us in preparing for the Annual Meeting, and it is important that your shares be represented at the Annual Meeting.

                                 BY ORDER OF THE BOARD OF DIRECTORS






                                 /s/ DALE L. CHADDERDON
                                 ----------------------------------------------
March 24, 1997                   Dale L. Chadderdon
                                 Senior Vice President, Secretary and Treasurer

                             UNITED BANCORP, INC.

                               PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 15, 1997



This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Bancorp, Inc. (the "Company") of the accompanying Proxy to be used at the 1997 Annual Meeting of Shareholders of the Company and any adjournment or adjournments thereof. The Annual Meeting will be held on April 15, 1997 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

This Proxy Statement, the Proxy, and Notice of Annual Meeting will be mailed to shareholders on or before March 25, 1996.

The mailing address of the principal executive offices of the Company is P.O. Box 248, Tecumseh, Michigan, 49286.

Only shareholders of record at the close of business on March 14, 1997 will be entitled to notice of and to vote at the Annual Meeting. On March 14, 1997, there were 1,565,890 shares of the Common Stock of the Company outstanding entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. The Common Stock constitutes the only voting security of the Company entitled to vote upon the proposals to be presented at the Annual Meeting.

Shares represented by properly executed Proxies received by the Company will be voted at the Annual Meeting in the manner specified therein. If no instructions are specified in the Proxy, the shares represented thereby will be voted in favor of the proposals presented at the Annual Meeting by the Board of Directors. Any Proxy may be revoked by the person giving it at any time prior to being voted.

The cost of soliciting Proxies will be borne by the Company. The solicitation of Proxies will be made primarily by mail. Proxies may also be solicited by officers and regular employees of the Company and its subsidiary, United Bank & Trust (the "Bank"), personally and by telephone or other means, for which they will receive no additional compensation and at a minimum cost to the Company. Arrangements may also be made directly by the Company with banks, brokerage houses, custodians, nominees, and fiduciaries to forward soliciting matter to the beneficial owners of stock held of record by them and to obtain authorization for the execution of Proxies. The Company may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

Any nominations to the Board of Directors, or other proposals, by a shareholder of the Company to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting of Shareholders must be received by Dale L. Chadderdon, Secretary and Treasurer, at the principal executive offices of the Company by November 24, 1997.

                      PROPOSAL 1 - ELECTION OF DIRECTORS

In accordance with the Company's Articles of Incorporation and By-Laws, the Board of Directors is divided into three classes. Each year, on a rotating basis, the term of office of the Directors in one of the three classes will expire. Successors to the class of Directors whose terms have expired will be elected for a three-year term. The Directors whose terms expire at the 1997 Annual Meeting of Shareholders ("Class III Directors") are David N. Berlin, Merlyn H. Downing, Charles E. Gross, Linda J. Herrick and John J. Wanke.

The Board of Directors has by resolution nominated five individuals for election as Class III Directors at the 1997
Annual Meeting of Shareholders. These individuals are all incumbent Class III Directors.

Those persons who are elected as Class III Directors at the 1997 Annual Meeting of Shareholders will hold office for three years or as noted below. Their terms will expire at the 2000 Annual Meeting of Shareholders or upon the election and qualification of their successors. If any of the nominees is unable to serve, the number of Directors to be elected at the Annual Meeting of Shareholders may be reduced by the number unable to serve and for whom no substitute is recommended by the Board of Directors. Mr. Downing and Mr. Gross will reach mandatory retirement age and will retire from the Board prior to the end of their three-year term.

Provided that a quorum is present (i.e., a majority of the shares of the Common Stock of the Company outstanding as of the record date and entitled to vote are represented, in person or by proxy, at the Annual Meeting), Directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast at the Annual Meeting. Thus, for this year, assuming the presence of a quorum, those nominees for election as Class III Directors receiving the five highest number of votes will be elected, regardless of the number of votes which for any reason, including abstentions, broker non-votes or withholding of authority to vote, are not cast for the election of such nominees.

So far as the Board is advised, only the five persons named above as nominees will be nominated for election as Directors at the 1997 Annual Meeting of Shareholders. It is intended that the shares represented by Proxies in the accompanying form will be voted for the election of such nominees unless a contrary direction is indicated. If any of the nominees should be unable to serve, which the Board does not contemplate, the Proxies may be voted for the election of such other person or persons as the Board of Directors may recommend.


                      PROPOSAL 2 - INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors and the Board of Directors itself, recommends the ratification of Crowe, Chizek & Company , L.L.P. as independent auditors for the Company and its subsidiary for the year ending December 31, 1997. Crowe, Chizek & Company , L.L.P. first became the auditors for the Company in 1988.

A representative of the firm of Crowe, Chizek & Company , L.L.P.
will be present at the Annual Meeting to respond to appropriate questions in regard to their audit for 1996, and to make any comments that they deem appropriate.

                       DIRECTORS AND EXECUTIVE OFFICERS

LEGAL PROCEEDINGS

The Company is not involved in any material legal proceedings. The Bank is involved in ordinary routine litigation incident to its business; however, no such proceedings are expected to result in any material adverse effect on the operations or earnings of the Bank. Neither the Bank nor the Company is involved in any proceedings to which any director, principal officer, affiliate thereof, or person who owns of record or beneficially more than five percent (5%) of the outstanding stock of either the Company or the Bank, or any associate of the foregoing, is a party or has a material interest adverse to the Company or the Bank.

INFORMATION CONCERNING NOMINEES AND INCUMBENT DIRECTORS

The name and age of each nominee and each incumbent Director, his or her five-year business experience, and the year each became a Director of the Company, according to the information furnished to the Company by each nominee or incumbent Director are as follows:

                                                                Director
Name, Age, and Five Year Business Experience (1)                Since (2)

INCUMBENT DIRECTORS - TERMS EXPIRING IN 1998 (CLASS I)

L. Donald Bush, age 63; Farmer; Owner, Leland D. Bush & Sons      1992

Patrick D. Farver, age 42; President and Chief Operating          1993
officer (1994); Executive Vice President (through 1994),
Blissfield Manufacturing Co., Blissfield, Michigan

James C. Lawson, age 49; President, Lenawee Fuels, Inc.           1986
Tecumseh, Michigan

D. J. Martin, age 57; President and Director, Martin's Home       1985
Center, Tecumseh, Michigan

David E. Maxwell, age 57; Executive Vice President and Chief      1986
Operating Officer; Director, Brazeway, Inc., manufacturer of extruded aluminum tubing and related products, Adrian, Michigan

James K. Whitehouse, age 50; Director, Gift and Estate            1991
Planning, Albion College

INCUMBENT DIRECTORS - TERMS EXPIRING IN 1999 (CLASS II)

John H. Foss, Age 54; Director, Vice President, Treasurer and     1992
Chief Financial Officer, Tecumseh Products Company, manufacturer of compressors and refrigeration components, engines, and power train components, Tecumseh, Michigan

David S. Hickman, age 56; President and Chief Executive           1985
Officer of the Company; Chairman and Chief Executive Officer of the Bank, Tecumseh, Michigan

Ann Hinsdale Knisel, age 46; County Extension Director,           1993
Michigan State University Extension Service, Adrian, Michigan.

Jeffrey T. Robideau, age 37; President, Tecumseh Corrugated       1995
Box Company, Tecumseh, Michigan

Richard S. Whelan, age 63; President and Director, Hoyt E.        1985
Whelan Co., agricultural implement dealer, Tecumseh, Michigan

DIRECTOR NOMINEES - TERMS EXPIRING IN 2000 (CLASS III)

David N. Berlin, age 48; President, The Metalloy Corporation,           1991
foundry, die casting and machining of aluminum castings, Hudson, Michigan

Merlyn H. Downing, age 69; Chairman of the Company, Tecumseh,           1985
Michigan

Charles E. Gross, age 68; C.P.A.; Gross, Puckey, Gruel & Roof,          1989
P.C., Certified Public Accountants, Adrian Michigan

Linda J. Herrick, age 53; Homemaker and community volunteer             1993

John J. Wanke, age 47; Executive Vice President of the Company;         1994
President and Chief Operating Officer of the Bank

DIRECTOR EMERITUS

William G. Thompson, age 82, Chairman and C.E.O. (1979 to 1991);        1992
Director (1938 to 1991), Thompson Savings Bank, Hudson, Michigan

_________________________________________________

  (1)None of the Incumbents or Director Nominees, with the exception of John H. Foss, serves as a Director of any other Company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15 (d) of such act, or any Company registered as an investment company under the Investment Company Act of 1940 as amended.

  (2)Incumbent Directors Downing, Hickman, Martin and Whelan were initially elected as Directors of the Company following its organization on May 31, 1985.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Below is a current listing of Executive Officers of the Company, setting forth the name, age, five-year business experience, and year each became an Executive Officer of the Company. Officer appointments for the Company are made or reaffirmed annually at the Organizational Meeting of the Board of Directors. At its regular meetings, the Board may also make other Executive Officer appointments for the Company.

                                                                 Year Became
         Name, Age, and Five-Year Business Experience         Executive Officer

Merlyn H. Downing, age 69; Chairman of the Company                  1985

David S. Hickman, age 56; President and Chief Executive Officer
of the Company; Chairman and Chief Executive Officer of the Bank    1985

John J. Wanke, age 47; Executive Vice President of the Company;     1987
President and Chief Operating Officer of the Bank

Dale L. Chadderdon, age 48; Senior Vice President, Secretary and    1987
Treasurer of the Company; Executive Vice President and Chief
Financial Officer of the Bank

Earl M. Roehm, age 54; Executive Vice President - Personal          1995
Banking of the Bank (1995); Senior Vice President, First Of
America Bank - Ann Arbor (1962-1995)

Richard L. Boyce, age 35; Senior Vice President & Trust Officer     1995
of the Bank

Terry L. Douglass, age 47; Senior Vice President - Business         1995
Banking of the Bank

DIRECTORS, EXECUTIVE OFFICERS, PRINCIPAL SHAREHOLDERS AND THEIR
    RELATED INTERESTS - TRANSACTIONS WITH THE BANK

Directors and Executive Officers of the Company, and their related interests, were customers of and had transactions (including loans and commitments to lend) with the Bank in the ordinary course of business during 1996. All such loans and commitments were made by the Bank on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. The aggregate extensions of credit outstanding at December 31, 1996 to all Directors and Executive Officers of the Company, as a group, was $3,364,000. Any such loan transaction presently in effect with any Director or Executive Officer of the Company is current as of this date.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors of the Company and the Bank have both appointed Audit Committees consisting of Charles E. Gross, Linda
J. Herrick, James C. Lawson, David E. Maxwell, Jeffrey T. Robideau and Richard S. Whelan. One of the functions of these Committees is to meet with the internal and independent auditors to review audit procedures and reports and other matters with respect to the Company's and the Bank's financial reporting. The Committees also review examination reports of the Federal and State regulatory agencies and recommend to their respective Boards of Directors the selection of independent auditors. Periodic reports are made by the Committees to their respective Boards of Directors regarding these matters. The Company's Audit Committee and the Bank's Audit Committee each met six times during the year ended December 31, 1996.

The Company itself has no standing nominating or compensation committees of the Board of Directors, but similar nominating and compensation functions are performed by the Executive Committee of the Board of Directors of the Bank.

The Executive Committee of the Board of Directors of the Bank met six times during 1996, and is composed of the following Directors of the Bank: Merlyn H. Downing, John H. Foss, David S. Hickman, James C. Lawson, Donald J. Martin, and David E. Maxwell. The Committee presents a slate of nominees for approval of the Board of Directors and submission to the shareholders. Additionally, the Committee reviews and recommends to the Board of Directors of the Bank the compensation paid to Executive Officers of the Bank and the amounts paid, if any, to officers under the Bank's Incentive Compensation Plan.

During the year ended December 31, 1996, the Board of Directors of the Company met a total of five times and the Board of Directors of the Bank met a total of twelve times. Each of the Directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board Committees of which he/she is a member, with the exception of David N. Berlin and John H. Foss.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

The Company has not paid any compensation, direct or indirect, to any officer. Moreover, management has no present intention of instituting any such compensation. In the event substantial duties unrelated to the operation of the Bank should develop, this policy will be re-examined as necessary to attract and retain qualified officers of the Company.

The following table sets forth the total compensation awarded to, earned by, or paid by the Bank during 1996, 1995 and 1994 to the Executive Officers who had total annual salary and bonus which exceeded $100,000:

                                                           Annual Compensation
                                                        ----------------------------         All Other
           Name and Principal Position                  Year    Salary         Bonus        Compensation
           ---------------------------                  ----    ------         -----        ------------
David S. Hickman, President and C.E.O. of the Company   1996   $156,500        $25,325         $15,000
                                                        1995    149,000         24,368          14,970
                                                        1994    140,400         22,040          13,380

John J. Wanke, Executive Vice President of the Company  1996   $111,000        $16,855         $12,562
                                                        1995    105,000         16,948          11,568
                                                        1994    100,000         15,212           9,506

Earl M. Roehm, Executive Vice President of the Bank     1996   $105,000        $12,600         $10,781




Executive and other officers and employees of the Bank receive cash bonus payments in addition to their base salaries. These discretionary bonuses are based on individual contributions to performance as measured by subjective and quantitative evaluations. These measures are constructed to recognize the influence of both external and internal factors on performance, and also include goals and objectives agreed upon by the plan participant and their evaluator. The calculation of share of profits to be distributed to the plan participants is constructed to provide awards consistent with the increase in profits, and is subject to change with the approval by the Board of Directors.

Bonuses for Executive Officers are accumulated over a five year period, subject to an annual payment of 50% of the awarded bonus. After the fifth year, the participants receive 30% of the accumulated fund balance annually. Since amounts accrued pursuant to the plan are not unconditional and are subject to future events, only the amount actually paid for the years listed are included in the Compensation Table shown above, except where an amount has been deferred at the request of a participant.

Under the Senior Management Bonus Plan adopted in 1996, Executive Officers are eligible to elect cash bonus deferrals and, after employment termination, to receive payouts in whole or in part in the form of shares of Company stock. Amounts deferred under this plan are not included in the above table until paid.

The amount listed above under "All other Compensation" includes contributions to the Bank's Employee Savings Plan, commonly known as a 401(k) plan, on behalf of those listed, as "matching contribution" and "profit sharing contribution".

COMPENSATION OF DIRECTORS

Directors of the Company were paid an annual retainer of $600 with no additional fees for meetings attended. Directors of the Bank were paid an annual retainer of $2,400, plus fees for meetings attended according to the schedule below. No Director who is also an employee of either the Company or the Bank received any compensation for their services as a Director of the Company or the Bank.

     Meeting Attended                Chairman  All other
     ----------------                --------  ---------
        Board of Directors of the Bank  n/a      $200

        Executive Committee             n/a       150

        Loan Committee                  150       150

        Trust Committee                 175       150

        Audit Committee                 175       150

        CRA Committee                   n/a       150



Directors who are not employees do not participate in any of the Bank's employee benefit programs, and receive no other direct or indirect compensation except for certain life insurance benefits. Mr. Hickman and Mr. Wanke are the only Directors that are paid a salary and are eligible for employee benefits.

EMPLOYMENT CONTRACTS

The Company initiated employment contracts in 1996 with each of the Executive Officers of the Company, with the exception of Mr. Downing. Under the terms of the contracts, Executive Officers are entitled to up to one year of severance pay in the event of termination for most reasons other than those relating to job performance. In return, each Executive Officer agrees not to compete in the financial services industry within Lenawee County for a predetermined period of time following termination, and agrees to the results of arbitration in the event of a dispute.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Committee of the Board of Directors serves as the Compensation Committee for the Company. The Committee reports that during 1996, Mr. Hickman, who is an Executive Officer of the Company, served as a member of the Executive Committee. However, Mr. Hickman did not participate in decisions with respect to his own compensation. No other Executive Officer served as a member of the Executive Committee during 1996.

In addition, the Committee reports that:

1.  No executive officer of the Company serves on the Compensation
    Committee of another entity, one of whose executive officers served on the compensation committee of the Company;

2. No executive officer of the Company served as a Director of another entity, one of whose executive officers served on the compensation committee of the Company;

3. No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served as a Director of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Executive Committee of the Board of Directors serves as the Board Compensation Committee of the Company, and is composed of Directors Downing, Foss, Hickman, Lawson, Martin and Maxwell. The Committee reviews and recommends to the Board of Directors of the Bank the compensation paid to Executive Officers of the Bank and the amounts paid, if any, to officers under the Bank's Incentive Compensation Plan. The members of the above Committee offer the following explanation for the determination of the CEO's compensation for 1996:

The base salary for 1996 for Mr. Hickman reflects an increase from 1995. The Executive Committee is pleased with Mr. Hickman's leadership, and the combined performance of the entire senior management group. The compensation objective is to provide salaries above the midpoint of the range for banks in the $200 to $500 million asset peer group, and to award bonuses that are determined by financial performance.

                           STOCK PERFORMANCE GRAPH

The chart below shows the yearly percentage change in the Company's cumulative total shareholder return on its common stock. This increase is compared in the chart to similar changes in the Keefe, Bruyette & Woods, Inc. ("KBW") 50 index, as well as the Standard & Poor's 500 Stock Index. All prices are adjusted for stock splits and stock dividends. The index is calculated on a modified equal dollar weighted basis with January 1, 1992 as a base date.

                                    [GRAPH]

                 1991    1992    1993    1994    1995    1996
UBI             100.0   135.0   165.2   203.4   222.4   273.4
S&P 500         100.0   130.5   140.4   154.6   156.6   215.5
KBW 50          100.0   158.3   201.7   212.8   201.9   323.4

KBW is an institutionally oriented securities broker/ dealer and a full service investment bank. KBW is located in Hartford, CT and New York, and specializes in the commercial banking and thrift industries. The KBW 50 index is made up of 50 of the nation's most important banking companies, including all money center and most major regional banks, and is intended to be representative of the price-performance of the nation's largest banks.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

So far as is known to the Company, as of March 14, 1997, no persons except those listed below, owned beneficially more than five percent (5%) of the voting securities of the Company. With respect to the Bank, such securities are held in its Trust & Investment Group. The following table discloses the name and address of such beneficial owner, the total number of shares beneficially owned, and the percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of December 31, 1996.


                                                               Amount and Nature of            Percent
Name and Address of Beneficial Owner                           Beneficial Ownership            of Class

Lilley & Co., a nominee of United Bank & Trust as Trustee          244,955   (1)                 16.44%
P.O. Box 248
Tecumseh, MI  49286




(1) The Bank as Trustee has sole voting and sole investment powers with respect to 179,763 of the shares, and shared voting and shared investment powers with respect to the remaining 65,192 of these shares.
    It is the policy of the Bank's Trust & Investment Group to obtain written direction from the grantor or the beneficiaries for voting. If no direction is received, the Trust & Investment Group will generally vote with the management of the Company.

                      SECURITY OWNERSHIP OF MANAGEMENT

The following table discloses the name and address of each of the incumbent Directors, Director Nominees and Executive Officers, the total number of shares beneficially owned by each, and their percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of December 31, 1996, according to information furnished to the Company by said persons. The table also discloses the total number of shares beneficially owned by all of the incumbent Directors and Director nominees and Executive Officers of the Company as a group, and the percentage of ownership of said group in relation to the total Common Stock of the Company outstanding and entitled to vote as of December 31, 1996, according to information furnished to the Company by said persons.

                                                        Amount and Nature of            Percent
Name and Address of Beneficial Owner                    Beneficial Ownership (1)        of Class(11)
INCUMBENT DIRECTORS - CLASS I DIRECTORS
L. Donald Bush                                                          738                *
9432 Welch Road
Tecumseh, Michigan  49286

Patrick D. Farver                                                     2,204 (2)            *
484 Seel Drive
Adrian, Michigan  49221

James C. Lawson                                                      14,952  (3)           *
4070 Allen Rd.
Tecumseh, Michigan  49286

D. J. Martin                                                         30,236             1.93%
145 W. Chicago Boulevard
Tecumseh, Michigan  49286



                                                                     Amount and Nature of            Percent of
Name and Address of Beneficial Owner                                 Beneficial Ownership (1)        Class (11)
INCUMBENT DIRECTORS - CLASS I DIRECTORS (CONT'D)
David E. Maxwell                                                                 16,144   (4)             1.15%
P.O. Box 749
Adrian, Michigan  49221

James K. Whitehouse                                                                 157   (5)                *
2430 N. Maple Grove
Hudson, Michigan  49247


INCUMBENT DIRECTORS - CLASS II DIRECTORS
John H. Foss                                                                        630                      *
100 E. Patterson
Tecumseh, Michigan  49286

David S. Hickman                                                                 31,589                   2.02%
P.O. Box 248
Tecumseh, Michigan  49286

Ann Hinsdale Knisel                                                                 195                      *
4404 Livesay Rd.
Sand Creek, Michigan  49279

Jeffrey T. Robideau                                                              16,606   (6)             1.06%
707 S. Evans Street
Tecumseh, Michigan 49286

Richard S. Whelan                                                                 2,837                      *
106 N. Occidental
Tecumseh, Michigan  49286

DIRECTOR NOMINEES - CLASS III DIRECTORS
David N. Berlin                                                                     330                      *
103 W. Main
Hudson, Michigan  49247

Merlyn H. Downing                                                                16,831   (7)             1.07%
406 Burt Street
Tecumseh, Michigan  49286

Charles E. Gross                                                                  5,387   (8)                *
P.O. Box 606
Adrian, Michigan  49221

Linda J. Herrick                                                                  8,319   (9)                *
261 Wildwood Circle
Tecumseh, Michigan  49286

John J. Wanke                                                                     1,039   (10)               *
P.O. Box 248
Tecumseh, Michigan 49286

DIRECTOR EMERITUS

William G. Thompson                                              1,381       *
331 W. Main
Hudson, Michigan  49247

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Dale L. Chadderdon                                               3,441       *
P.O. Box 248
Tecumseh, Michigan  49286


Earl M. Roehm                                                      305       *
P.O. Box 248
Tecumseh, Michigan  49286


Richard L. Boyce                                                   181       *
P.O. Box 248
Tecumseh, Michigan 49286


Terry L. Douglass                                                  237       *
P.O. Box 248
Tecumseh, Michigan 49286





All Directors and Executive Officers as a Group (21 persons)    155,555   9.93%
-------------------------------------------------------------------------------

(1) The numbers of shares stated in this column includes shares owned directly or indirectly, through any contract, arrangement, understanding, relationship, or which the indicated beneficial owner otherwise has the power to vote, or direct the voting of, and/or has investment power.

(2) Includes 1,102 shares with respect to which Mr. Farver has sole voting and investment power, and 1,102 shares with respect to which he has shared voting and investment power and no direct ownership interest.

(3) Includes 3,924 shares to which Mr. Lawson has sole voting and investment power, and 11,028 shares with respect to which he has shared voting and investment power and no direct ownership interest.

(4) Includes 16,386 shares to which Mr. Maxwell has sole voting and investment power, and 1,124 shares with respect to which he has shared voting and investment power and no direct ownership interest.

(5) Includes 157 shares for which Mr. Whitehouse has shared voting and investment power and no direct ownership interest.

(6) Includes 12,250 shares to which Mr. Robideau has sole voting and investment power, and 4,356 shares with respect to which he has shared voting and investment power.

(7) Includes 4,831 shares to which Mr. Downing has sole voting and investment power, and 12,000 shares with respect to which he has shared voting and investment power and no direct ownership interest.

(8) Includes 1,916 shares to which Mr. Gross has sole voting and investment power, and 3,471 shares with respect to which he has shared voting and investment power and no direct ownership interest.

(9) Includes 1,651 shares to which Mrs. Herrick has sole voting and investment power, and 6,668 shares with respect to which she has shared voting and investment power and no direct ownership interest.

(10) Includes 802 shares to which Mr. Wanke has sole voting and investment power, and 137 shares with respect to which he has shared voting and investment power.

(11) The symbol *, shown in this column, indicates ownership of less than 1%.

DISCLOSURE OF DELINQUENT FILERS

As far as can be determined by a review of Forms 3, 4 and 5 and amendments thereto as required by Section 12 of the Exchange Act, no persons who were so required, failed to file reports on a timely basis.

                                OTHER MATTERS

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented upon which a vote properly may be taken, it is intended that shares represented by Proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares.



                                BY ORDER OF THE BOARD OF DIRECTORS





                                /s/ DALE L. CHADDERDON
                                --------------------------------------
March 24, 1997                  Dale L. Chadderdon
                                Senior Vice President, Secretary and Treasurer

                                   Appendix A



                              UNITED BANCORP, INC.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                                       AND
                        CONSOLIDATED FINANCIAL STATEMENTS



                              TABLE OF CONTENTS


The Business of United Bancorp, Inc.                                      A-1
--------------------------------------------------------------------------------

Management's Discussion and Analysis
  Results of Operations                                                   A-2
  ------------------------------------------------------------------------------
  Financial Condition                                                     A-6
  ------------------------------------------------------------------------------
  Liquidity and Funds Management                                          A-9
  ------------------------------------------------------------------------------
  Prospective Accounting and Regulatory Changes                           A-11
  ------------------------------------------------------------------------------

Statement of Management Responsibility                                    A-12
--------------------------------------------------------------------------------

Report of Independent Auditors                                            A-13
--------------------------------------------------------------------------------

Consolidated Financial Statements
  Consolidated Balance Sheets                                             A-14
  ------------------------------------------------------------------------------
  Consolidated Statements of Income                                       A-15
  ------------------------------------------------------------------------------
  Consolidated Statements of Cash Flows                                   A-16
  ------------------------------------------------------------------------------
  Consolidated Statements of Changes in Shareholders' Equity              A-17
  ------------------------------------------------------------------------------
  Notes to Consolidated Financial Statements                              A-18
  ------------------------------------------------------------------------------


NATURE OF BUSINESS

United Bancorp, Inc. is a Michigan Bank Holding Company, with United Bank & Trust as its only wholly-owned subsidiary. The Bank is locally owned and managed, and offers a full range of financial, trust and investment services through a system of thirteen banking offices located in Lenawee County.


                                  Page A-1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS

This discussion provides information about the consolidated financial condition and results of operations of United Bancorp, Inc. ("Company") and its subsidiary, United Bank & Trust ("Bank").

RESULTS OF OPERATIONS

Consolidated net income for 1996 continued at record levels, resulting in improved return on average assets and equity, as well as increased earnings per share. This continued improvement in net earnings was a result of continually improving interest margins, combined with continued improvement in the Company's efficiency ratios. All ratios which measure earnings performance and returns showed continual steady improvement during 1996, continuing the trends seen in recent years.

The chart below shows trends in some of these ratios. All figures are adjusted to reflect stock dividends.

     --------------------------------------------------------------------------------------
     Performance Ratios                           1996       1995       1994     5 Yr. Avg.
     --------------------------------------------------------------------------------------
     Return on average assets                     1.45%      1.30%      1.20%        1.30%
     Return on average shareholders' equity      15.63%     14.89%     14.63%       15.80%
     Average equity to average total assets        9.3%       8.8%       8.2%
     Dividend payout ratio                        34.9%      33.2%      33.8%
     Book value per share                        $20.47     $18.44     $16.10
     Cash dividends per share                    $1.060     $0.857     $0.775
     =====================================================================================


Book value per share is based on outstanding shares at December 31, of 1,565,890 in 1996, 1,564,332 in 1995 and 1,562,794 in 1994. Dividends per
share is based on average shares outstanding of 1,564,302 in 1996 and 1,562,798 in 1995 and 1,562,794 in 1994.

Net Interest Income

United Bancorp, Inc. derives its income primarily from net interest income, which is an important contributor to the Company's profitability. In prior years, the Bank had a lower net interest margin than banks of similar size, due principally to its deposit mix. Interest income yields of the Bank were generally in line with comparable banks, but relatively low levels of noninterest bearing deposits and a high amount of certificates of deposit contributed to a relatively high cost of funds.

This trend has improved significantly during the past two years, as Management continues to attempt to influence the deposit mix. Measurable improvements were noted in 1995, due in part to the introduction of a successful new checking product. Improvement also resulted in part from continued attempts during 1995 to influence deposit mix through pricing and target marketing. These efforts and successes continued during 1996, resulting in further improvement both in net interest margin and spread. The Yield Analysis table provides insight into the various components of net interest income, as well as the results of recent initiatives which have helped to improve the margin.

                                   Page A-2

          YIELD ANALYSIS OF CONSOLIDATED AVERAGE ASSETS AND LIABILITIES


<Capiton>
Dollars in Thousands                             1996                             1995                          1994
                                    ----------------------------    ---------------------------    ---------------------------
                                    Average   Interest    Yield/    Average   Interest  Yield/     Average   Interest  Yield/
                                    Balance      (b)       Rate     Balance      (b)     Rate      Balance      (b)     Rate
                                    ----------------------------    ---------------------------    ---------------------------
ASSETS
Interest earning assets (a)
Federal funds sold                    $2,607      $141     5.41%     $3,644       $215    5.91%      $1,602       $56    3.51%
Taxable securities                    48,132     2,949     6.13%     49,230      2,703    5.49%      56,398     2,803    4.97%
Tax exempt securities (b)             30,388     2,445     8.05%     25,408      2,166    8.52%      24,977     2,158    8.64%
Taxable loans                        226,229    20,511     9.07%    211,342     19,006    8.99%     198,287    16,221    8.18%
Tax exempt loans (b)                   1,092        91     8.33%      1,282        113    8.82%       1,712       149    8.72%
                                   -------------------            --------------------            -------------------
Total interest earning
  assets (b)                         308,448    26,138     8.47%    290,906     24,203    8.32%     282,976    21,387    7.56%
Cash and due from banks                8,639                          7,759                           6,911
Premises and
  equipment, net                       8,702                          8,420                           7,420
Intangible assets                      1,591                          1,804                           1,999
Other assets                           2,938                          3,003                           3,222
Unrealized loss on secur-
  ities available for sale               (15)                          (421)                           (653)
Allowance for loan losses             (2,235)                        (2,181)                         (2,178)
                                   ---------                      ---------                       ---------
Total Assets                        $328,068                       $309,290                        $299,697
                                  ==========                      =========                       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
NOW accounts                         $38,883      $691     1.78%    $36,347       $763    2.10%     $32,764      $681    2.08%
Savings deposits                      74,796     2,113     2.82%     73,092      2,124    2.91%      78,659     2,011    2.56%
CDs $100,000 and over                 37,553     2,193     5.84%     29,942      1,829    6.11%      24,279     1,310    5.40%
Other int. bearing deposits          104,993     5,918     5.64%    105,001      5,824    5.55%     103,245     4,941    4.79%
                                   -------------------            --------------------            -------------------
Total int. bearing deposits          256,225    10,916     4.26%    244,382     10,540    4.31%     238,947     8,944    3.74%
Short term borrowings                  3,189       173     5.43%      3,854        236    6.12%       4,079       193    4.73%
Other borrowings                       9,074       525     5.79%      6,000        308    5.14%       6,000       282    4.70%
                                   -------------------            --------------------            -------------------
Total int. bearing liabilities       268,488    11,614     4.33%    254,236     11,084    4.36%     249,026     9,419    3.78%
Nonint. bearing deposits              26,616                         25,821                          24,439
Other liabilities                      2,563                          2,136                           1,727
Shareholders' equity                  30,401                         27,097                          24,505
                                   ---------                      ---------                       ---------
Total Liabilities and
  Shareholders' Equity              $328,068                       $309,290                        $299,697
                                  ==========                      =========                       =========

Net interest income                            $14,523                         $13,119                        $11,968
                                            ==========                       =========                      =========
Net spread                                                 4.15%                          3.96%                          3.78%
Net yield on interest earning assets                       4.71%                          4.51%                          4.23%
Ratio of interest earning assets to
  interest bearing liabilities                             1.15                           1.14                           1.14


  (a) Non-accrual loans and overdrafts are included in the average balances of loans.
  (b)    Fully tax-equivalent basis; 34% tax rate.



Total dollars of net interest income increased significantly during 1996, as a result of both volume and rate increases. The use of FHLB advances contributed liabilities to fund assets, increasing the size of the balance sheet. Continued growth in the loan portfolio provided improvements in interest income, and growth in personal loans contributed to the improvement in margin, as pricing on these products is generally higher than on other categories of loans.



                                  Page A-3

The tables below further demonstrate the effect of volume and rate changes on net interest income on a taxable equivalent basis for the last two years. The
change in interest due to both rate and volume has been allocated to    volume
and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Nonaccrual loans are included in total loans, and changes are treated as volume variances.


-----------------------------------------------------------------------------------------------------------------------------
                                                     1996 compared to 1995                      1995 compared to 1994
                                                   Increase (decrease) due to:                Increase (decrease) due to:
In thousands of dollars                            Volume    Rate        Net                  Volume      Rate        Net
-----------------------------------------------------------------------------------------------------------------------------
Interest earned on:
Federal funds sold                                  ($57)   ($17)       ($74)                 $104          $55        $159
Taxable securities                                   (61)    307         246                  (377)         277        (100)
Tax exempt securities                                406    (127)        279                    37          (29)          8
Taxable loans                                      1,349     156       1,505                 1,110        1,675       2,785
Tax exempt loans                                     (16)     (6)        (22)                  (38)           2         (36)
-----------------------------------------------------------------------------------------------------------------------------
 Total interest income                            $1,621    $313      $1,934                  $836       $1,980      $2,816

Interest expense on:
NOW accounts                                         $51   ($123)       ($72)                  $75           $8         $83
Savings deposits                                      49     (60)        (11)                 (149)         261         112
Interest bearing CDs $100,000 or more                447     (83)        364                   331          188         519
Other interest bearing deposits                        0      94          94                    85          798         883
Short term borrowings                                (38)    (25)        (63)                  (11)          54          43
Other borrowings                                     174      43         217                     0           27          27
-----------------------------------------------------------------------------------------------------------------------------
 Total interest expense                             $683   ($154)       $529                  $331       $1,336      $1,667
 ----------------------------------------------------------------------------------------------------------------------------

Net change in net interest income                   $938    $467      $1,405                  $505         $644      $1,149
=============================================================================================================================

Provision for Loan Losses
Growth in the business and personal loan categories, particularly indirect installment loans, caused Management to provide additional protection against losses in the portfolio. A provision which exceeded 1995 levels by 74% provided for losses inherent in the current portfolio and funded actual charge-offs. Net charge-offs during 1996 increased 74% over 1995, in part as a result of recent portfolio growth and changes in mix.

While the percentage increases are high, the absolute amounts are relatively low. The Bank has consistently low levels of nonperforming loans, and loan loss history continues to be excellent compared to peers. The use of an independent loan review function for business loans and careful monitoring of loans by Management allows the Bank to maintain its high level of quality in the loan portfolio. All of these factors combine with the high level of residential real estate loans to support an allowance as a percent of total loans at a level which is somewhat below average for a commercial bank.

The adoption by the Company of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" effective January 1, 1995 was immaterial to the Company's consolidated financial statements for 1996 and 1995.

Noninterest Income
Total noninterest income increased 23.0% in 1996 over 1995, following an increase of 29.8% from 1994 to 1995. A number of items contributed to this continued improvement. Deposit service charges continued to improve over prior years. The shifting mix of the deposit portfolio has increased the percentage of accounts contributing service charges, and total service charges on deposits increased 25.0% in 1996 over 1995. This compares to a 23.0% increase in deposit service charges from 1994 to 1995.

Also contributing to the overall profitability of the Company is the Trust & Investment Group of the Bank, as gross income generated from trust fees continued to rise. Trust & Investment fees provided 26.5% of the Company's noninterest income in 1996, compared to 30.3% in 1995 and 35.9% in 1994. This does not reflect a decline in the contribution of the Trust & Investment Group fee income, but a continued increase in other noninterest income. Total Trust & Investment Group fee income increased 7.5% in 1996, compared to 9.6% in

                                   Page A-4

1995 over 1994. Future increases in Trust fee income are dependent on the growth of the Department and the market value of assets managed, but are expected to continue to increase in future periods. The Department celebrated its 20th year of operation in 1996.

Significant contribution to noninterest income was generated by income from the sales and servicing of loans. The Bank continues to build a significant portfolio of sold loans which it continues to service, and this servicing provides ongoing income for the life of the loans. The Bank generally markets its production of fixed rate long term mortgages in the secondary market, and retains adjustable rate mortgages for its portfolio. During 1996, clients continued to exhibit their preference for fixed rate loans, resulting in a greater proportion of those loans originated by the Bank being sold in the secondary market. The Bank currently services $86.2 million of sold loans, compared to $72 million at the end of 1995. These loans will continue to generate fee income in future periods.

Income from the sale and servicing of loans was also helped by the adoption of FAS 122 during 1996, which requires the costs allocated to mortgage servicing rights to be recorded as a separate asset and to be amortized in proportion to, and over the life of, the servicing period. The effect on 1996 earnings was an increase of approximately $129,000, net of tax.

The future impact of the adoption of FAS 122 on the Company's earnings will depend upon the volume of loans sold with servicing retained, the cost of loans originated, the relative fair values of loans and servicing rights at the point of sale, among other factors. In general, the effect will be to increase the amount of income recognized when loans are sold and will reduce the amount of income recognized during the servicing period.

Management anticipates that noninterest income will continue to be emphasized in the future as a significant source of income to help augment net interest income
in light of continued increased competition in the financial    services
markets. In that light, the Company has increased its emphasis in nonbanking areas to generate additional income.

In 1995, the Michigan Banking Code was modified to permit state banks to sell insurance products of all kinds. United Bank & Trust subsequently formed an insurance agency, which commenced business in 1996. The Agency generated no significant additional business during 1996, but the income generated by the sale of nondeposit investment products was recorded on the books of the Agency. Total income provided from the sale of nondeposit investment products remained virtually flat during 1996, following a substantial increase from 1994 to 1995. In 1997, UB&T Insurance Agency will enter additional insurance businesses, generating additional income for future periods.

Noninterest Expense
While expansion during 1995 contributed to significant increases in both
personnel and occupancy expenses, the   rate of increase of both categories of
expense slowed during 1996.

Personnel expense continues to be the largest single area of expense. Growth of personnel expense moderated during 1996, following an increase in 1995 of 17.7% over 1994. Total full-time equivalent staffing was 159.5 at December 31, 1996, compared to 156.5 at December 31, 1995. This compares to an increase of 12 full-time equivalents from 1994 to 1995.

The cost of operating thirteen banking offices contributes significantly to the noninterest expense of the Company. However, during 1996, the rate of growth slowed, and net occupancy and equipment expense increased 12.1%, compared to an increase of 17.1% in 1995 over 1994.

A significant restructuring of FDIC insurance premiums during 1996 resulted in a decrease in the Company's FDIC insurance cost from prior years. Effective May 1, 1995, the FDIC reduced the Company's premium rate from 23 basis points to four
basis points per $100 of deposits.   This change was a result of the Bank
Insurance Fund ("BIF"), which insures 95% of the Company's deposit accounts, reaching its statutorially required level in the spring of 1995.

This rate was further reduced to zero for 1996. However, because the Savings Association Insurance Fund ("SAIF") was not projected to reach its fully funded level for several more years, SAIF insured institutions would

                                   Page A-5
not have benefited from these premium reductions. As a result of action by the United States Congress, a one-time special assessment was levied on SAIF insured deposits during 1996. The result of this one-time assessment is that the SAIF fund was deemed recapitalized by statute. Future FDIC assessments for the BIF and SAIF funds will consist of amounts to pay the interest on FICO bonds.

The Company has a small amount of SAIF insured deposits arising from the
acquisition of branches from a thrift   institution, and the net income affect
of the one time charge was a reduction of $44,000 of 1996 earnings. In the future, the Bank will pay a small FDIC premium, at levels greatly reduced from amounts paid in recent years.

Federal Income Tax
The chart below shows the effective federal tax rates of the Company for recent years.

    -------------------------------------------------------------------
    Effective Tax Rates                           1996    1995    1994
    -------------------------------------------------------------------
    Income before tax ($000)                    $6,464  $5,457   $4,755
    Federal income tax accrual ($000)           $1,713  $1,422   $1,171
    Effective federal tax rate                   26.5%   26.1%    24.6%
    ===================================================================

The Company's effective federal tax rate remained substantially unchanged from prior years. Tax exempt income continues to be a significant factor in the tax calculation for the Company, due to the relatively large portion of the investment portfolio carried in tax exempt municipal securities. The Bank intends to continue to invest in these securities as long as liquidity, safety and tax equivalent yields make them an attractive alternative.

FINANCIAL CONDITION

Securities

The securities portfolio continued to increase moderately in size during 1996, following the modest growth noted in 1995. The changes in the various categories of the portfolio are shown in the chart below.

    ------------------------------------------------------------------------------------------------
    Change in Categories of Securities Portfolio,
       in thousands of dollars                                                   1996          1995
    ------------------------------------------------------------------------------------------------
    U.S. Treasury and agency securities                                        ($1,003)     ($10,009)
    Mortgage backed agency securities                                            1,001        13,308
    Tax exempt obligations of states and political subdivisions                  2,176         3,216
    Corporate, taxable municipal and asset backed securities                       211        (5,396)
    ------------------------------------------------------------------------------------------------
       Total securities                                                         $2,423        $1,119
   =================================================================================================

Substantially all of the growth in the portfolio was in holdings in tax exempt obligations of states and political subdivisions, as a result of purchases of local municipal issues. The Company's current and projected tax position continues to make carrying these securities valuable to the Bank. In addition, the Company does not anticipate being subject to the alternative minimum tax in the near future. The investment in local municipal issues also reflects the Company's commitment to the development of the local area through support of its political subdivisions. The mix of the portfolio remained virtually unchanged, as seen in the chart below.

    ------------------------------------------------------------------------------------------------
    Percentage Makeup of Securities Portfolio at December 31,                        1996      1995
    ------------------------------------------------------------------------------------------------
    U.S. Treasury and agency securities                                              18.1%     19.9%
    Mortgage backed agency securities                                                35.6%     35.6%
    Tax exempt obligations of states and political subdivisions                      39.6%     38.0%
    Corporate, taxable municipal and asset backed securities                          6.6%      6.5%
    ------------------------------------------------------------------------------------------------
      Total securities                                                              100.0%    100.0%
   =================================================================================================

Investments in U.S. Treasury and agency securities are considered to possess low credit risk. Obligations of U.S. government agency mortgage-backed securities possess a somewhat higher interest rate risk due to certain prepayment risks. The municipal portfolio contains a small amount of geographic risk, as approximately 21.3% of that portfolio is issued by political subdivisions located within Lenawee County, Michigan. The Bank's portfolio contains no "high risk" mortgage securities or structured notes.

                                   Page A-6

The net unrealized gain on securities available for sale remained relatively unchanged from 1995 to 1996, as market interest rates remained relatively stable. This contrasts to the period from 1994 to 1995, when the Company experienced a significant shift in its unrealized gains and losses on securities available for sale due to a more volatile interest rate environment. At December 31, 1994, the unrealized net loss on securities available for sale was $854,000, net of tax. Following declines in rates during 1995, market values increased, and at December 31, 1995, the position had shifted to an unrealized net gain of $105,000. At December 31, 1996, the net unrealized gain was $129,000.

These unrealized gains and losses are temporary, since they are a result of market changes, rather than a reflection of credit quality. Management has no specific intent to sell any securities classified as either held to maturity or available for sale.

Loans
Loan growth at 11.0% was strong in 1996, compared to modest growth of 3.4% in 1995. The consumer loan area led the portfolio in growth, followed closely by business loans. Increases in the personal loan portfolio continued to reflect steady growth in the Bank's credit card and consumer installment loan portfolios. Both direct and indirect automobile financing provided substantial increases in balances outstanding. Demand for business loans rebounded during the year, following minimal growth in 1995, and the continued decline in tax exempt loans reflects normal amortization as well as a decline in demand for this type of financing.

    -----------------------------------------------------------------------
    Percentage Change in Categories of Loan Portfolio         1996    1995
    -----------------------------------------------------------------------
    Personal                                                  21.0%   21.9%
    Business                                                  15.6%    0.3%
    Tax exempt                                               -11.9%  -19.1%
    Residential mortgage                                      -2.8%   -4.3%
    Construction                                             114.2%   29.4%
      Total loans                                             11.0%    3.4%
    =======================================================================

The Bank continues to be the single largest provider of residential mortgage loans in Lenawee County. As a full service lender, the Bank offers a variety of home mortgage loan products in its market. During 1995, the preference of consumers was primarily for fixed rate residential real estate loans, rather than for variable rate loans. This trend continued in 1996, and resulted in continued decline in the residential real estate portfolio, since the Bank generally retains ownership of adjustable rate and short term fixed rate loans, and originates and sells long term single family residential fixed rate mortgage loans in the secondary market. While the Bank anticipates that it will continue to sell loans in the secondary market, the actual amounts originated for sale will depend on several factors, including local economic conditions and demand in the real estate market.

During 1996, construction loan activity increased significantly, reflecting strong growth of the residential housing market in the County. Many of these loans will convert to variable rate residential mortgages, but a larger portion is likely to be converted to fixed rate mortgages and will be sold in the secondary market.

Credit Quality
The Company continues to maintain a high level of asset quality as a result of actively monitoring delinquencies, nonperforming assets and potential problem loans. The aggregate amount of non-performing loans is presented in the table below. For purposes of that summary, loans renewed on market terms existing at the time of renewal are not considered troubled debt restructurings. The accrual of interest income is discontinued when a loan becomes 90 days past due unless it is both well secured and in the process of collection, or the borrower's capacity to repay the loan and the collateral value appear sufficient.


                                   Page A-7

   -------------------------------------------------------------------------
   Nonperforming Loans
      in thousands of dollars            1996    1995    1994    1993   1992
   -------------------------------------------------------------------------
   Nonaccrual loans                      $450     $41    $110    $172   $416
   Loans past due 90 days or more         663     163     517      21    122
   Troubled debt restructurings             0       0       2      34     36
   -------------------------------------------------------------------------
      Total nonperforming loans         1,113     204     629     227    574
   Other real estate                      335      43      81      67    109
   -------------------------------------------------------------------------
      Total nonperforming assets       $1,448    $247    $710    $294   $683
   =========================================================================
   Percent of total loans               0.60%   0.11%   0.34%   0.15%  0.37%
   =========================================================================


Nonaccrual loans consist of loans to two clients. Management anticipates that the largest loan will return to accrual status in the first quarter of 1997. Payments are currently being made by the other client on nonaccrual, and no significant loss is anticipated on those loans.

In general, banks have experienced higher delinquencies during 1996 than in recent periods, as personal borrowings reached all-time high levels. United has noted the same increase in delinquency as consumers near their debt limits. In addition, past due loans increased during the year as personal loan volumes exceeded the capacity of the collections department of the Bank. Restructuring during the fourth quarter, which included the addition of more collectors, should assure the reduction in this category of nonperforming loans in the near future. While some losses are anticipated, the Company's delinquency ratios remain well below that of other banks of similar size.

The amount listed above for other real estate reflects one property which was
acquired in lieu of foreclosure. This   property has since been leased to a
third party with an option to purchase, and no loss is anticipated.

Credit quality is dependent in part on the makeup of the loan portfolio. The chart below shows the percentage makeup of the loan portfolio.


     ------------------------------------------------------------------------
     Percentage Makeup of Loan Portfolio at December 31,      1996      1995
     ------------------------------------------------------------------------
     Personal - direct                                        16.2%     15.3%
     Personal - indirect                                      12.5%     11.1%
     Business                                                 27.2%     26.1%
     Tax exempt                                                0.4%      0.6%
     Residential mortgage                                     39.0%     44.5%
     Construction                                              4.6%      2.4%
     ------------------------------------------------------------------------
        Total loans                                          100.0%    100.0%
     ========================================================================


The largest single category above is also generally the one with the least risk. Loans to finance residential mortgages, including construction loans, make up 43.6% of the portfolio, and are well-secured and have had historically low levels of net losses. Personal and business loans make up the balance of the portfolio in approximately equal proportions.

Personal loan balances were $69.5 million at December 31, 1996. Of those loans, approximately 76.8% are direct and indirect installment loans. Home equity loans comprise another 16.3% of personal loans, and the balance consists of credit card loans and unsecured revolving line of credit loans, including overdraft protection. Installment loans consist primarily of loans for consumer durable goods, principally automobiles. Indirect personal loans consist of loans for automobiles and manufactured housing.

During the past two years, the Bank has increased its involvement in indirect personal lending. This indirect lending is performed within the Bank's market area, and underwriting standards are strict. All loans are obtained through established dealers who are well-known to the Company. Indirect lending is traditionally somewhat riskier than direct lending, but the Company maintains a high level of asset quality on indirect loans as well as direct loans by actively monitoring delinquencies, nonperforming assets and potential problem loans.

Business loans carry the largest balances per loan, and therefore, any single loss would be proportionally larger than losses in other portfolios. Because of this, in addition to the precautions taken with credit quality in the other

                                   Page A-8
portfolios, the Bank uses an independent loan review firm to assess the continued quality of its business loan portfolio. Business loans contain no significant concentrations other than geographic concentrations within Lenawee County.

Further information concerning credit quality is contained in Note 6 of the Notes to Consolidated Financial Statements.

Deposits and Repurchase Agreements
Deposit balances remained virtually flat for the first three quarters of 1996. During the fourth quarter, the Company introduced a new cash management account which contributed to deposit growth in that quarter, and as the year finished, each category of deposits was enjoying growth. While total deposit growth for the year did not match 1995 levels, the recent trend of deposits is encouraging.

As in the past, the majority of the Bank's deposits are derived from core client sources, relating to long term relationships with local personal, business and public clients.

    ------------------------------------------------------------------------
    Percentage Change in Deposits by Category                   1996    1995
    ------------------------------------------------------------------------
    Noninterest bearing                                         2.6%   10.7%
    Interest bearing certificates of $100,000 or more          22.1%   43.4%
    Other interest bearing                                      1.9%    3.6%
    Total deposits                                              4.4%    7.9%
    ========================================================================

The mix of the portfolio reflects the changes noted above. The chart below shows the percentage makeup of the deposit portfolio in 1996 and 1995.

    ----------------------------------------------------------------------------
    Percentage Breakdown of Deposit Portfolio as of December 31,   1996    1995
    ----------------------------------------------------------------------------
    Noninterest bearing deposits                                   10.2%   10.4%
    Interest bearing certificates of $100,000 or more              14.1%   12.1%
    Other interest bearing deposits                                75.7%   77.6%
    ----------------------------------------------------------------------------
      Total deposits                                              100.0%  100.0%
    ============================================================================

In financial institutions, the presence of interest bearing certificates greater than $100,000 often indicates a reliance upon purchased funds. However, in the Bank's deposit portfolio, these balances represent core deposits of local clients. The Bank does not support its growth through purchased or brokered deposits.

The Bank's deposit rates are consistently competitive with other banks in the Lenawee County, which have traditionally paid higher interest rates on deposits than the nearby Detroit, Ann Arbor and Toledo metropolitan market areas.

Cash Equivalents and Borrowed funds
Loan and deposit growth did not parallel each other during 1996, resulting in several periods when the Bank became a borrower in the federal funds market. In addition, the Bank continued to use short term advances from the Federal Home Loan Bank as a source of liquidity, rather than liquidate portions of the investment portfolio to meet temporary funding needs. By the fourth quarter of 1996, the Bank was once again a provider of funds in the federal funds market, as liability growth provided additional liquidity.

The Company also found it advantageous during the year to invest in longer term borrowings through the Federal Home Loan Bank of Indianapolis. These borrowings, which are detailed in Note 10 of the Notes to Consolidated Financial Statements, served to provide a balance to some of the interest rate risk inherent in the Company's balance sheet. Additional information regarding borrowed funds is found immediately below.

LIQUIDITY AND FUNDS MANAGEMENT

Throughout 1996, the Company participated in the federal funds market; at times as a provider of funds and at other times as a purchaser. In addition, at times when it appeared to be advantageous to do so, the Company utilized advances from the Federal Home Loan Bank ("FHLB") in place of federal funds borrowed. Funding


                                   Page A-9
needs varied throughout the year, but overall, federal funds sold averaged approximately $1 million lower in 1996 than in 1995, while short term borrowed funds, which included federal funds and FHLB advances, averaged approximately $700,000 less than in 1995.

The Bank monitors its liquidity position regularly, and is in compliance with regulatory guidelines for liquidity. The Company has a number of liquidity sources other than deposits, including federal funds and other lines of credit with correspondent banks, securities available for sale, and a line of credit with the FHLB. Information concerning available lines is contained in Note
11 of the Notes to Consolidated Financial Statements.

Bank policies place strong emphasis on stabilizing net interest margin, with the goal of providing a sustained level of satisfactory earnings. The Funds Management, Investment and Loan policies provide direction for the flow of funds necessary to supply the needs of depositors and borrowers. Management of interest sensitive assets and liabilities is also necessary to reduce interest rate risk during times of fluctuating interest rates.

The Funds Management Committee of the Bank is also responsible for evaluating and anticipating various risks other than interest rate risk. Those risks include prepayment risk, credit risk and liquidity risk. The Committee is made up of senior members of management, and continually monitors the makeup of interest sensitive assets and liabilities to assure appropriate liquidity, maintain interest margins and to protect earnings in the face of changing interest rates and other economic factors.

The Bank relies on traditional methods to balance the interest sensitivity of its asset and liability portfolios. Interest rate futures, caps, swaps and similar instruments are avoided, in preference for more familiar, traditional funds management techniques.

The Funds Management policy of the Bank provides for a level of interest sensitivity which, Management believes, allows the Bank to take advantage of opportunities within the market relating to liquidity and interest rate risk, allowing flexibility without subjecting the Bank to undue exposure to risk. In addition, other measures are used to evaluate and project the anticipated results of Management's decisions.

The Bank continued to maintain its interest sensitivity position near to a neutral position at the one year timeframe, adjusted for certain prepayment assumptions. As a result, continued emphasis on variable rate assets was combined with attempts to acquire fixed rate liabilities.

The table below shows the rate sensitivity of earning assets and interest bearing liabilities as of December 31, 1996. Loans and investments are categorized using their scheduled payment dates, where applicable. Savings, NOW and money market deposit accounts are considered to be immediately repriceable. All other liabilities are reported by their scheduled maturities, and no adjustments for possible prepayments are included in the table.

------------------------------------------------------------------------------------------------------------------------------------
                                                   INTEREST SENSITIVITY SUMMARY
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Over 10
In thousands of dollars                                             0-3 Mo.    4-12 Mo.   1-5 Yrs     5-10 Yr    Years      Total
------------------------------------------------------------------------------------------------------------------------------------
Securities and fed funds sold                                       $26,451    $12,622    $42,159     $7,907       $599     $89,738
Loans                                                                61,823     51,948     97,500     18,329     12,253     241,853
------------------------------------------------------------------------------------------------------------------------------------
   Total earning assets                                             $88,274    $64,570   $139,659    $26,236    $12,852    $331,591

Negotiated rate time deposits of $100,000 or more                   $15,491    $13,438    $13,131                           $42,060
Other interest bearing deposits                                    $138,740    $40,897    $45,626        $45                225,308
Repurchase agreements                                                   609                                                     609
Other borrowings                                                     10,000                10,000                            20,000
------------------------------------------------------------------------------------------------------------------------------------
   Total interest bearing liabilities                              $164,840    $54,335    $68,757        $45               $287,977
------------------------------------------------------------------------------------------------------------------------------------
Net asset (liability) funding gap                                  ($76,566)   $10,235    $70,902    $26,191     $12,852    $43,614

Cumulative net asset (liability) funding gap                       ($76,566)  ($66,331)    $4,571    $30,762     $43,614
Cumulative gap ratio                                                   0.54       0.70       1.02       1.11        1.15     to one
Cumulative gap as a percent of total assets                          -21.7%     -18.8%       1.3%       8.7%       12.3%
===================================================================================================================================



                                  Page A-10

Capital Resources
It is the policy of the Company to pay 30% to 35% of net earnings as cash dividends to shareholders. These dividends have resulted in a dividend yield of approximately 3.6% and 3.3% in 1996 and 1995. A five percent stock dividend was paid to shareholders in 1996, and a three-for-one stock split was paid in 1994. The stock of the Company is traded locally over the counter, and demand consistently exceeds supply.

The capital ratios of the Bank and the Company continued to increase through the retention of earnings during 1996. Capital ratios exceed the levels required by its regulators, and Management continues to evaluate methods to optimize the high levels of equity of the Company. The table in Note 18 of the Notes to Financial Statements details the capital ratios of the Company, and the Company is considered to be well-capitalized by its regulators.

The Company maintains a five year plan, and utilizes a formal strategic planning process. Management and the Board continue to monitor long term goals, which include maintaining capital growth in relation to asset growth, and the retention of earnings to fund growth while providing a reasonable return to shareholders.

PROSPECTIVE ACCOUNTING AND REGULATORY CHANGES

Information concerning the adoption of prospective accounting changes is reviewed in Note 1 of the Notes to Consolidated Financial Statements. Management is not aware of any other trends, events or uncertainties that are likely to have a material effect on the Company's liquidity, capital resources, or operations. In addition, Management is not aware of any current recommendations by regulatory authorities, other than those previously discussed, which would have such an effect.



















                                  Page A-11

STATEMENT OF MANAGEMENT'S RESPONSIBILITY
United Bancorp, Inc. and Subsidiary


  Financial Statements
  The Management of United Bancorp, Inc. is responsible for the preparation, integrity and fair presentation of its published financial statements. The financial statements contained herein have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on judgments and estimates made by Management. The Company also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the financial statements.

  The financial statements have been audited by the independent accounting firm of Crowe, Chizek and Company LLP, which was given unrestricted access to all financial records and related data, including minutes of all meetings of shareholders, the board of directors and committees of the board. The Company believes that all representations made to the independent auditors during their audit were valid and appropriate. Crowe Chizek's audit report is presented on the following page.

  Internal Control System
  The Company maintains a system of internal control over financial reporting which is designed to provide reasonable assurance to the Company's management and board of directors regarding the preparation of reliable published financial statements. The system contains self-monitoring mech-anisms, and actions are taken to correct deficiencies as they are identified. The board, operating through its audit committee, which is composed entirely of directors who are not officers or employees of the Company, provides oversight to the financial reporting process. Even an effective internal control system, no matter how well designed, has inherent limitations, including the possibility of circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Furthermore, the effectiveness of an internal control system may vary over time.

  The Company assessed its internal control system as of December 31, 1996. Based on its assessment, the Company believes that, as of December 31, 1996, its system of internal control over financial reporting is adequate and appropriate.

  United Bancorp, Inc.



  (Signature)
  David S. Hickman
  President and Chief Executive Officer



  (Signature)
  John J. Wanke
  Executive Vice President



  (Signature)
  Dale L. Chadderdon
  Senior Vice President, Secretary and Treasurer

                                  Page A-12

REPORT OF INDEPENDENT AUDITORS
United Bancorp, Inc. and Subsidiary









           Shareholders and Board of Directors
           United Bancorp, Inc.
           Tecumseh, Michigan




           We have audited the accompanying consolidated balance sheets of United Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                (Signature)
                                Crowe, Chizek and Company LLP


           Grand Rapids, Michigan
           January 17, 1997


                                  Page A-13

CONSOLIDATED BALANCE SHEETS
United Bancorp, Inc. and Subsidiary



In thousands of dollars                                                         1996     1995
===============================================================================================
ASSETS
Cash and demand balances in other banks                                        $10,252  $10,017
Federal funds sold                                                              11,400    8,700
-----------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                 21,652   18,717

Securities available for sale                                                   44,990   45,420
Securities held to maturity (fair value of $34,391 in 1996, $31,833 in 1995)    33,348   30,495
-----------------------------------------------------------------------------------------------
Total securities                                                                78,338   75,915

Loans held for sale                                                                799      261
Portfolio loans                                                                241,054  217,566
-----------------------------------------------------------------------------------------------
Total loans                                                                    241,853  217,827
Less allowance for loan losses                                                   2,320    2,197
-----------------------------------------------------------------------------------------------
Net loans                                                                      239,533  215,630

Premises and equipment, net                                                      8,775    8,404
Accrued interest receivable and other assets                                     5,072    4,770
-----------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                  $353,370 $323,436
===============================================================================================

LIABILITIES
Deposits
  Noninterest bearing deposits                                                 $30,335  $29,565
  Interest bearing certificates of deposit of $100,000 or more                  42,060   34,439
  Other interest bearing deposits                                              225,308  221,168
  ---------------------------------------------------------------------------------------------
Total deposits                                                                 297,703  285,172

Short term borrowings                                                              609      578
Other borrowings                                                                20,000    6,000
Accrued interest payable and other liabilities                                   3,010    2,833
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                              321,322  294,583
-----------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock and paid in capital, no par value; 5,000,000 shares authorized,
  1,565,890 in 1996 and 1,489,840 in 1995 shares issued and outstanding         13,500   11,262
Retained earnings                                                               18,419   17,486
Net unrealized gain on securities available for sale                               129      105
-----------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                      32,048   28,853
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $353,370 $323,436
===============================================================================================


The accompanying notes are an integral part of these consolidated financial statements.



                                  Page A-14

CONSOLIDATED STATEMENTS OF INCOME
United Bancorp, Inc. and Subsidiary


                                                            For the years ended December 31,
In thousands of dollars, except per share data                 1996      1995       1994
==========================================================================================

INTEREST INCOME
Loans
  Taxable                                                     $20,511   $19,006    $16,221
  Tax exempt                                                       63        78        103
Securities
  Taxable                                                       2,949     2,703      2,803
  Tax exempt                                                    1,687     1,490      1,484
Federal funds sold                                                141       215         56
------------------------------------------------------------------------------------------
Total interest income                                          25,351    23,492     20,667
------------------------------------------------------------------------------------------

INTEREST EXPENSE
Certificates of deposit of $100,000 or more                     2,193     1,829      1,310
Other deposits                                                  8,723     8,711      7,634
Short term borrowings                                             173       236        193
Other borrowings                                                  525       308        282
------------------------------------------------------------------------------------------
Total interest expense                                         11,614    11,084      9,419
------------------------------------------------------------------------------------------
NET INTEREST INCOME                                            13,737    12,408     11,248
Provision for loan losses                                         628       361        249
------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            13,109    12,047     10,999
------------------------------------------------------------------------------------------

NONINTEREST INCOME
Service charges on deposit accounts                             1,223       978        795
Trust & Investment fee income                                     971       903        824
Gains on securities transactions                                    8         4        108
Loan sales and servicing                                          604       389        184
Sales of nondeposit investment products                           246       272         34
Other income                                                      610       432        349
------------------------------------------------------------------------------------------
Total noninterest income                                        3,662     2,978      2,294
------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries and employee benefits                                  5,363     4,927      4,185
Occupancy and equipment expense, net                            1,922     1,715      1,464
Federal deposit insurance premiums                                 98       321        605
Other expense                                                   2,924     2,605      2,284
------------------------------------------------------------------------------------------
Total noninterest expense                                      10,307     9,568      8,538
------------------------------------------------------------------------------------------
INCOME BEFORE FEDERAL INCOME TAX                                6,464     5,457      4,755
Federal income tax                                              1,713     1,422      1,171
------------------------------------------------------------------------------------------
NET INCOME                                                     $4,751    $4,035     $3,584
==========================================================================================

Earnings per share                                             $ 3.04    $ 2.58     $ 2.29
==========================================================================================

The accompanying notes are an integral part of these consolidated financial statements.





                                  Page A-15

Consolidated Statements of Cash Flows
United Bancorp, Inc. and Subsidiary


                                                                                   For the years ended December 31,
In thousands of dollars                                                               1996       1995        1994
==================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME                                                                          $  4,751   $  4,035   $  3,584

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Depreciation and amortization                                                          1,469      1,491      1,559
Provision for loan losses                                                                628        361        249
Provision for losses on loans held for sale                                                0       (118)       118
Gain on sale of loans                                                                   (209)      (119)      (183)
Proceeds from sales of loans originated for sale                                      26,829     26,312     23,599
Loans originated for sale                                                            (27,158)   (25,035)   (21,540)
Gain on sale of securities                                                                (8)        (4)      (108)
Change in accrued interest receivable and other assets                                   (48)        32        (73)
Change in accrued interest payable and other liabilities                                  29        671        206
------------------------------------------------------------------------------------------------------------------
Total adjustments                                                                      1,532      3,591      3,827
------------------------------------------------------------------------------------------------------------------
Net cash from operating activities                                                     6,283      7,626      7,411
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale
  Purchases                                                                          (20,670)   (19,132)   (14,171)
  Sales                                                                                  732          0      7,272
  Maturities                                                                          14,000     13,546      6,000
  Principal payments                                                                   6,214      3,216      5,255
Securities held to maturity
  Purchases                                                                           (5,570)    (4,529)    (4,536)
  Sales                                                                                    0         93          0
  Maturities                                                                           2,638      6,780      5,942
Proceeds from portfolio loan sales                                                         0          0      2,278
Net increase in portfolio loans                                                      (24,438)    (8,399)   (17,918)
Premises and equipment expenditures                                                   (1,370)      (990)    (2,129)
------------------------------------------------------------------------------------------------------------------
Net cash from investing activities                                                   (28,464)    (9,415)   (12,007)
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits                                                                12,531     20,888     (2,863)
Net change in short term borrowings                                                       31     (6,222)     6,800
Principal payments on other borrowings                                                (8,000)    (3,000)         0
Proceeds from other borrowings                                                        22,000      3,000          0
Proceeds from common stock transactions                                                   78         41          0
Dividends paid                                                                        (1,524)    (1,250)    (1,196)
------------------------------------------------------------------------------------------------------------------
Net cash from financing activities                                                    25,116     13,457      2,741
------------------------------------------------------------------------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                                2,935     11,668     (1,855)

Cash and cash equivalents at beginning of year                                        18,717      7,049      8,904
------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $ 21,652   $ 18,717     $7,049
==================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid                                                                       $ 11,421   $ 10,972   $  9,460
Income tax paid                                                                     $  1,719   $  1,275   $  1,075

Non-cash transfer from portfolio loans to other real estate                         $    445   $     43   $     81


The accompanying notes are an integral part of these consolidated financial statements.






                                  Page A-16

Consolidated Statements of Changes in Shareholders' Equity
United Bancorp, Inc. and Subsidiary

-------------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per share data                                              1996       1995       1994
=========================================================================================================================
COMMON STOCK AND PAID IN CAPITAL
Beginning balance                                                                          $11,262    $11,221     $11,221
Stock dividend declared (shares: 74,492 in 1996)                                             2,160          0           0
Common stock transactions (shares, net: 1,559 in 1996, 1,465 in 1995)                           78         41           0
-------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                             $13,500    $11,262     $11,221


RETAINED EARNINGS
Beginning balance                                                                          $17,486    $14,791     $12,417
Net income                                                                                   4,751      4,035       3,584
Cash dividends declared
  (per share: $1.060 in 1996, $0.857 in 1995, $0.775 in 1994)                               (1,658)    (1,340)     (1,210)
Common stock dividend (5% in 1996)                                                          (2,160)         0           0
-------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                             $18,419    $17,486     $14,791


NET UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE FOR SALE
Beginning balance                                                                          $   105      ($854)       $196
Valuation adjustments, net of tax                                                               24        959      (1,050)
-------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                             $   129    $   105       ($854)


TOTAL SHAREHOLDERS' EQUITY                                                                 $32,048    $28,853     $25,158
=========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


                                  Page A-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
United Bancorp, Inc. and Subsidiary

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS
The consolidated financial statements include the accounts of United Bancorp, Inc. ("Company") and its wholly owned subsidiary, United Bank & Trust ("Bank"), after elimination of significant intercompany transactions and accounts. The Company is engaged 100% in the business of commercial and retail banking and trust and investment services, with operations conducted through its main office
and twelve offices located in Lenawee   County in southeastern Michigan. This
County is the source of substantially all of the Company's deposit, loan and trust activities.

USE OF ESTIMATES
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as affecting the disclosures provided. Actual results could differ from those estimates. The collectability of loans and the fair values of financial instruments are particularly subject to change.

SECURITIES
Securities available for sale consist of bonds and notes which might be sold prior to maturity. Securities classified as available for sale are reported at their fair values and the related net unrealized holding gain or loss is reported, net of related income tax effect, as a separate component of shareholders' equity until realized. Realized gains or losses are based upon the amortized cost of the specific securities sold.

Bonds and notes for which Management has the positive intent and the ability to hold to maturity are reported at amortized cost. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

LOANS HELD FOR SALE
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or market value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

LOANS
Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, the allowance for loan losses, and charge offs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level believed adequate by Management to absorb losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, amount and composition of the loan portfolio, and other factors. The allowance is increased by provisions for loan losses charged to income and reduced by net charge-offs.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance homogeneous loans and on an individual basis for other loans. If a loan is impaired, a portion of the allowance for loan losses is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate. Loans are evaluated for impairment when payments are delayed or when the internal grading system indicates a doubtful classification.

                                  Page A-18

Smaller-balance homogeneous loans are residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity and second mortgage loans, and are collectively evaluated for impairment. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When credit analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, including the Bank's loans to the borrower, the loan is evaluated for impairment. Often this is associated with a delay or shortfall of payments of 30 days or more. Business loans are rated "Class 1," "Class 2" and "All Other." Class 1 are substandard and Class 2 are special mention loans. Loans in these categories are individually evaluated for impairment. All other loans are considered to be satisfactory. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectable. This typically occurs when the loan is 120 or more days past due. Disclosures for impaired loans are not materially different from nonaccrual and renegotiated loan disclosures or non-performing and past-due asset disclosures.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation. The provisions for depreciation are computed principally by the straight line method, based on useful lives of ten to forty years for premises and five to eight years for equipment. These assets are reviewed for impairment under Financial Accounting Standard No. 121 when events indicate the carrying value may not be recoverable.

OTHER REAL ESTATE OWNED
Other real estate, which is included with other assets, consists of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure and property acquired for possible future expansion. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by Management and the real estate is carried at the lower of cost basis or fair value. The historical average holding period for such properties is less than 18 months.

INTANGIBLE ASSETS
The value of core deposits acquired in bank and branch acquisitions is amortized on an accelerated method over the expected lives of the related accounts. The excess of purchase price over the fair value of assets and liabilities acquired (goodwill) is amortized on a straight-line basis over fifteen years. Intangibles are evaluated for impairment and written down, if necessary.

SERVICING RIGHTS
The Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" at January 1, 1996. This Statement changes the accounting for mortgage servicing rights retained by the loan originator. Under the Statement, if the originator sells or securitizes mortgage loans and retains the related servicing rights, the total cost of the mortgage loan is allocated between the loan (without the servicing rights) and the servicing rights, based on their relative fair values. The costs allocated to mortgage servicing rights are recorded as a separate asset and amortized in proportion to, and over the life of, the net servicing income.

The Company currently retains servicing on almost all loans originated and sold into the secondary market. Accordingly, the Statement applies to most loan sales. In general, this Statement increases the amount of income recognized when loans are sold and reduces the amount of income recognized during the servicing period. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates, remaining loan terms and prepayment characteristics.


                                  Page A-19

INCOME TAX
The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates, adjusted for allowances made for uncertainty regarding the realization of net tax assets.

EARNINGS PER SHARE
Earnings per share is based upon the weighted average number of shares outstanding during the year. In May, 1994 the Company's stock was split on a
three-for-one basis, and in May of 1996 a five percent stock dividend   was
paid. Earnings per share, dividends per share and weighted average shares have been restated to reflect the 1996 stock dividend and the 1994 stock split. The weighted average number of shares outstanding was 1,564,302 for 1996, 1,562,798 for 1995 and 1,562,794 for 1994.

STATEMENT OF CASH FLOWS
For purposes of this Statement, cash and cash equivalents include cash on hand, demand balances with banks, and federal funds sold. Federal funds are generally sold for one day periods. The Company reports net cash flows for client loan and deposit transactions, deposits made with other financial institutions, and short term borrowings.

PENDING ACCOUNTING CHANGES
Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the financial statements has not yet been determined.

RECLASSIFICATIONS
Some items in prior year financial statements have been reclassified to conform with current year's presentation.



NOTE 2 - RESTRICTIONS ON CASH AND DEMAND BALANCES IN OTHER BANKS
The Bank is required to maintain average reserve balances in the form of cash or balances due from the Federal Reserve Bank. These reserve balances vary depending on the level of client deposits in the Bank. The amounts of reserve balances required at December 31, 1996 and 1995 were approximately $2,351,000 and $2,424,000.


                                  Page A-20

NOTE 3 - SECURITIES
The amortized cost and fair value of securities, in thousands of dollars, as of December 31, 1996, 1995 and 1994 are as follows:


SECURITIES AVAILABLE FOR SALE                                          Amortized    Unrealized   Unrealized    Fair
In thousands of dollars                                                  Cost         Gains        Losses      Value
====================================================================================================================
1996
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                                     $14,085     $  131          ($8)     $14,208
Mortgage backed agency securities                                        27,855        174         (108)      27,921
Asset backed and other securities                                         2,853          8            0        2,861
--------------------------------------------------------------------------------------------------------------------
Total                                                                   $44,793     $  313        ($116)     $44,990
====================================================================================================================

1995
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                                     $15,088     $   33         ($34)     $15,087
Mortgage backed agency securities                                        26,854        260         (109)      27,005
Asset backed and other securities                                         3,319          9            0        3,328
--------------------------------------------------------------------------------------------------------------------
Total                                                                   $45,261     $  302        ($143)     $45,420
====================================================================================================================

1994
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                                     $25,796     $    1        ($701)     $25,096
Mortgage backed agency securities                                        14,229          8         (540)      13,697
Asset backed and other securities                                         3,168          0          (61)       3,107
--------------------------------------------------------------------------------------------------------------------
Total                                                                   $43,193     $    9      ($1,302)     $41,900
====================================================================================================================

--------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY
In thousands of dollars
====================================================================================================================
1996
--------------------------------------------------------------------------------------------------------------------
Tax exempt obligations of states and political subdivisions             $31,059     $ 1,048        ($10)     $32,097
Corporate and taxable municipal securities                                2,289           5           0        2,294
--------------------------------------------------------------------------------------------------------------------
Total                                                                   $33,348     $ 1,053        ($10)     $34,391
====================================================================================================================

1995
--------------------------------------------------------------------------------------------------------------------
Tax exempt obligations of states and political subdivisions             $28,883     $ 1,329         ($7)     $30,205
Corporate and taxable municipal securities                                1,612          16           0        1,628
--------------------------------------------------------------------------------------------------------------------
Total                                                                   $30,495     $ 1,345         ($7)     $31,833
====================================================================================================================

1994
--------------------------------------------------------------------------------------------------------------------
Tax exempt obligations of states and political subdivisions             $25,667     $   413       ($288)     $25,792
Corporate and taxable municipal securities                                7,229           2        (112)       7,119
--------------------------------------------------------------------------------------------------------------------
Total                                                                   $32,896     $   415       ($400)     $32,911
====================================================================================================================



Sales activities for securities for the years indicated are shown in the following table. All sales during 1996 and 1994 were of securities identified as available for sale. Proceeds for 1995 relate to the sale of one security from the held to maturity category, which was sold due to a significant deterioration in the credit quality of the issuing municipality, resulting from losses on certain derivatives.

-------------------------------------------------------------------------------------------------------------------
Year ended December 31 (In thousands of dollars)                                           1996      1995    1994
====================================================================================================================
Sales proceeds                                                                            $732       $93    $7,272
Gross gains                                                                                  8         4       156
Gross losses                                                                                 0         0        48
====================================================================================================================




                                  Page A-21

The amortized cost and fair value of securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Asset-backed securities are included in periods based on their estimated lives.


--------------------------------------------------------------------------------------------------------------------
SECURITIES                                                      Available for Sale              Held to Maturity
As of December 31, 1996                                       Amortized        Fair          Amortized         Fair
In thousands of dollars                                          Cost         Value            Cost            Value
====================================================================================================================
Due in one year or less                                        $ 1,993     $ 2,002          $ 5,385          $ 5,405
Due after one year through five years                           40,203      40,391           15,611           16,090
Due after five years through ten years                           1,021       1,021           11,274           11,729
Due after ten years                                                  0           0            1,078            1,167
Equity securities                                                1,576       1,576                0                0
--------------------------------------------------------------------------------------------------------------------
Total securities                                               $44,793     $44,990          $33,348          $34,391
====================================================================================================================

Securities carried at $10,811,000 and $12,104,000 as of December 31, 1996 and 1995 were pledged to secure deposits of public funds, repurchase agreements, and for other purposes as required by law.


NOTE 4 - LOANS
The table below shows total loans outstanding, including loans held for sale, at December 31. All loans are domestic and contain no concentrations by industry or client.


--------------------------------------------------------------------------------------------------------------------
Total loans outstanding (In thousands of dollars)                                       1996           1995
====================================================================================================================
Personal                                                                              $ 69,477        $ 57,418
Business, including commercial mortgages                                                65,823          56,946
Tax exempt                                                                               1,078           1,224
Residential mortgage                                                                    93,456          96,739
Residential mortgages held for sale                                                        799             261
Construction                                                                            11,220           5,239
--------------------------------------------------------------------------------------------------------------------
Total loans                                                                           $241,853        $217,827
====================================================================================================================


NOTE 5 - ALLOWANCE FOR LOAN LOSSES
An analysis of the allowance for loan losses for the years ended December 31 follows:

--------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                               1996       1995       1994
====================================================================================================================
Balance, January 1                                                                   $2,197     $2,127     $2,074
Loans charged off                                                                      (572)      (361)      (243)
Recoveries credited to allowance                                                         67         70         47
Provision charged to operations                                                         628        361        249
--------------------------------------------------------------------------------------------------------------------
Balance, December 31                                                                 $2,320     $2,197     $2,127
====================================================================================================================


Information regarding impaired loans for the years ended December 31 follows:


--------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                                          1996        1995
====================================================================================================================
Average investment in impaired loans                                                             $679        $581
Interest income recognized on impaired loans                                                       67          54
  Interest income recognized on a cash basis                                                       56           0

Balance of impaired loans at December 31                                                         $610        $552
  Portion for which no allowance for loan losses is allocated                                       0         391
  Portion for which an allowance for loan losses is allocated                                     610         161

  Portion of allowance for loan losses allocated to impaired loans                                163          62
====================================================================================================================




                                  Page A-22

NOTE 6 - LOAN SERVICING
Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of mortgage loans serviced for others was $86,762,000 and $71,633,000 at December 31, 1996 and 1995. The balance of loans serviced for others related to servicing rights that have been capitalized was $24,986,000 at December 31, 1996.

Mortgage servicing rights activity for the period ended December 31, follows:

----------------------------------------------------------------------------------------
Unamortized Cost of Mortgage Servicing Rights (In thousands of dollars              1996
========================================================================================
Balance at January 1                                                                $  0
Amount capitalized                                                                   196
Amount amortized                                                                     (11)
----------------------------------------------------------------------------------------
Balance at December 31                                                              $185
========================================================================================

No valuation allowance was considered necessary for mortgage servicing rights at December 31, 1996.


NOTE 7 - PREMISES AND EQUIPMENT
Premises and equipment consisted of the following:

------------------------------------------------------------------------------------------
As of December 31 (In thousands of dollars)                          1996           1995
==========================================================================================
Land                                                                $ 1,135        $ 1,077
Buildings and improvements                                            7,160          6,874
Furniture and equipment                                               4,937          4,096
Computer software                                                       853            705
Construction in progress                                                  0             16
------------------------------------------------------------------------------------------
Total cost                                                           14,085         12,768
Less accumulated depreciation                                        (5,310)        (4,364)
------------------------------------------------------------------------------------------
Premises and equipment, net                                         $ 8,775         $8,404
==========================================================================================

Depreciation expense was approximately $999,000 in 1996, $895,000 in 1995 and $849,000 in 1994.

The Bank intends to construct an Operations and Education center in 1997. While no contracts or commitments are in place at this time, the anticipated cost of construction is approximately $1.1 million.


NOTE 8 - DEPOSITS
Information relating to maturities of time deposits is summarized below:

--------------------------------------------------------------------------
As of December 31 (In thousands of dollars)                          1996
==========================================================================
1997                                                              $ 82,347
1998                                                                35,456
1999                                                                12,467
2000                                                                 9,804
2001                                                                 1,030
After 2001                                                              45
--------------------------------------------------------------------------
Total time deposits                                               $141,149
==========================================================================



                                  Page A-23

NOTE 9 - SHORT TERM BORROWINGS
The Company has several credit facilities in place for short term borrowing which are used on occasion as a source of liquidity. These facilities consist of borrowing authority totaling $14.0 million from two major correspondent banks to purchase federal funds on a daily basis. There were no outstanding balances at December 31, 1996 and 1995.

The Bank also enters into sales of securities under agreements to repurchase (repurchase agreements). These agreements generally mature within one to 120 days from the transaction date. U.S. Treasury and agency securities involved with the agreements are recorded as assets and are generally held in safekeeping by correspondent banks. Repurchase agreements are offered principally to certain clients as an investment alternative to deposit products.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                                   1996               1995
In thousands of dollars                                                      Amount     Rate     Amount    Rate
================================================================================================================
Balance at December 31                                                        $609      5.21%   $  578    5.54%
Average balance during the year                                                599      5.22%    3,150    6.19%
Maximum month end balance during the year                                      609               5,793

U.S. Treasury and agency securities underlying the agreements at year end
  Carrying value                                                              $997              $1,998
  Fair value                                                                   997               1,998
----------------------------------------------------------------------------------------------------------------


NOTE 10 - OTHER BORROWINGS
The Bank carried fixed rate, noncallable advances from the FHLB totaling $20.0 million at December 31, 1996. Those advances consist of $10.0 million at 5.73% due in 1997, $3.0 million at 5.99% due in 1998, and $7.0 million at 5.97% due in 1999. These advances are collateralized by residential mortgage loans under a blanket security agreement. The unpaid principal balance of the loans pledged as collateral must equal 160% of the funds advanced. The five percent commitment fee paid with the advance due in 1998 is being amortized using the interest method over the life of the advance. Interest payments are made monthly with principal due at maturity.


NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its clients. These financial instruments include commitments to make loans, unused lines of credit, and letters of credit. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans and investments recorded in the consolidated financial statements. The Bank's commitments to extend credit are agreements at predetermined terms, as long as the client continues to meet specified criteria, with fixed expiration dates or termination clauses.

The following table shows the commitments to make loans and the unused lines of credit available to Bank clients at December 31:

                                                       1996                  1995
                                              Variable     Fixed      Variable   Fixed
In thousands of dollars                         Rate        Rate        Rate      Rate
=======================================================================================
Commitments to make loans                      $4,234      $2,560    $  1,834    $1,190
Unused lines of credit                         37,387       2,837      33,772     2,713
Standby letters of credit                       5,992                   4,222
=======================================================================================

Commitments to make loans generally expire within thirty to ninety days while unused lines of credit expire at the maturity date of the individual loans. At December 31, 1996, the rates for amounts in the fixed rate category ranged from 7.5% to 9.4%.





                                  Page A-24

NOTE 12 - FEDERAL INCOME TAX
Income tax expense consists of the following for the years ended December 31:


In thousands of dollars                                1996    1995    1994
===============================================================================
Current                                               $1,671  $1,311  $1,038
Deferred                                                  42     111     133
-------------------------------------------------------------------------------
Total income tax expense                              $1,713  $1,422  $1,171
===============================================================================

The components of deferred tax assets and liabilities are as follows:

-----------------------------------------------------------------------------
December 31 (In thousands of dollars)                             1996   1995
=============================================================================
Deferred tax assets:
Allowance for loan losses                                         $515   $473
Loan fees                                                           40     91
Deferred compensation                                               88     61
Other                                                               57     65
-----------------------------------------------------------------------------
Total deferred tax assets                                         $700   $690

Deferred tax liabilities:
Property and equipment                                           ($507) ($497)
Mortgage servicing rights                                          (63)     0
Core deposit intangible                                           (101)  (132)
Unrealized appreciation on securities available for sale           (67)   (54)
Other                                                             (189)  (179)
-----------------------------------------------------------------------------
Total deferred tax liabilities                                    (927)  (862)
-----------------------------------------------------------------------------

Net deferred tax liability                                       ($227) ($172)
=============================================================================



A reconciliation between total federal income tax and the amount computed through the use of the federal statutory tax rate for the years ended is as follows:


-------------------------------------------------------------------------------
In thousands of dollars                                1996     1995     1994
===============================================================================
Income taxes at statutory rate of 34%                 $2,198   $1,856   $1,617
Effect of non-taxable income                            (515)    (464)    (479)
Other                                                     30       30       33
-------------------------------------------------------------------------------
Total federal income tax                              $1,713   $1,422   $1,171
===============================================================================



NOTE 13 - RELATED PARTY TRANSACTIONS
Certain directors and executive officers of the Company and the Bank, including their immediate families and companies in which they are principal owners, are clients of the Bank. Loans to these parties did not, in the opinion of Management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of these loans at December 31, 1995 was $2,741,000. During 1996, new loans to such related parties amounted to $1,932,000 and repayments amounted to $1,309,000, resulting in a balance at December 31, 1996 of $3,364,000. Related party deposits totaled $1,247,000 and $1,529,000 at December 31, 1996 and 1995.


NOTE 14 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES
Banking laws and regulations restrict the amount the Bank can transfer to the Company in the form of cash dividends and loans. At December 31, 1996, $19.7 million of retained earnings of the Bank were available for distribution to the Company as dividends without prior regulatory approval. It is not the intent of Management to pay dividends in amounts which would reduce the capital of the Bank to a level below that which is considered prudent by Management and in accordance with the guidelines of regulatory authorities.




                                  Page A-25

NOTE 15 - EMPLOYEE BENEFIT PLANS

EMPLOYEE SAVINGS PLAN
The Bank maintains a 401(k) employee savings plan which is available to substantially all employees. Individual employees may make contributions to the plan up to 12% of their compensation for 1996. The maximum contribution was 15% of their compensation for years prior to 1996. The Bank offers discretionary matching of funds for a percentage of the employee contribution, plus an amount based on Bank earnings. The Bank's contributions for 1996, 1995 and 1994 were $329,000, $313,000 and $246,000.

Beginning in 1995, the Company has offered employees the option of purchasing Company stock with the match portion of their 401(k) contribution. On that basis 1,622 shares in 1996 and 1,465 shares in 1995 of United Bancorp, Inc. common stock were issued to the 401(k) plan for the benefit of plan participants who so elected Company stock for their match.

INCENTIVE COMPENSATION PLAN
Bonuses for officers and supervisory personnel are administered under an incentive compensation plan which requires a minimum return on assets before any performance incentive award can be made. Bonuses for the six executive officers consist of both cash and deferred cash payments, while payments for other participants are not deferred. Incentive compensation expense is included in salaries and employee benefits.

DIRECTOR RETAINER STOCK PLAN
In 1996 the Company adopted a deferred compensation plan, designated as the Director Retainer Stock Plan. The plan is intended to provide eligible directors of the Company and/or the Bank with a means of deferring payment of retainers and certain fees payable to them for Board service. The Director Plan did not increase any cash retainers or fees payable for board service, and any retainers or fees elected to be deferred under the plan by an eligible director ultimately will be payable in common stock or cash at the discretion of the participant, in an amount equivalent to the market value of common stock at the time of payment.

SENIOR MANAGEMENT BONUS DEFERRAL STOCK PLAN
In 1996 the Company also adopted a deferred compensation plan designated as the Senior Management Bonus Deferral Stock Plan. The Management Plan has essentially the same purposes as the Director Plan discussed above and would permit eligible employees of the Company or of the Bank or another affiliated entity to elect cash bonus deferrals and, after employment termination, to receive payouts in whole or in part in the form of common stock on terms substantially similar to those of the Director Plan. The Management Plan did not increase the amounts of bonuses potentially payable to any employee.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Company provides postretirement health care and life insurance benefits to employees who render at least fifteen years of service and attain age 62 while in service. The accumulated postretirement benefit obligation ("APBO") for both medical and death benefits was approximately $627,000 at December 31, 1996. The amounts reflected in other liabilities were $151,000 and $108,000 at year end 1996 and 1995. The Company has elected to amortize the APBO as an operating expense over twenty years. Health care trend rate for medical coverage is assumed to be 11.5% and the discount rate used is 7%. Postretirement benefit expense for 1996 was $110,000 and approximately $77,000 each for 1995 and 1994.

                                 Page  A-26

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts and estimated fair value of principal financial assets and liabilities were as follows:

                                    December 31, 1996                  December 31, 1995
------------------------------------------------------------------------------------------
                                  Carrying         Fair                Carrying    Fair
In thousands of dollars            Value          Value                 Value     Value
==========================================================================================
Financial Assets
  Cash and cash equivalents       $21,652        $21,652               $18,717   $18,717
  Securities                       78,338         79,381                75,915    77,253
  Net loans                       239,533        239,505               215,630   216,472
  Accrued interest receivable       2,126          2,126                 2,214     2,214

Financial Liabilities
  Deposit liabilities            $297,703       $297,863              $285,172  $286,041
  Short term borrowings               609            609                   578       578
  Other borrowings                 20,000         19,961                 6,000     6,026
  Accrued interest payable          1,296          1,296                 1,102     1,102
==========================================================================================


Estimated fair values require subjective judgments and are approximate. The above estimates of fair value are not necessarily representative of amounts that could be realized in actual market transactions, nor of the underlying value of the Company. Changes in the following methodologies and assumptions could significantly affect the estimated fair value:

  Cash and cash equivalents, accrued interest receivable and accrued interest payable - Due to the short periods to maturity, the carrying amounts are reasonable estimates of the fair values of these instruments at the respective balance sheet dates.

  Securities - Fair values for securities are based on quoted market prices, if available. If quoted values are not available, the estimated fair value is determined by using quoted market prices for similar securities.

  Net loans - The carrying amount is a reasonable estimate of fair value for personal loans for which rates adjust quarterly or more frequently, and for business and tax exempt loans which are prime related and for which rates adjust immediately or quarterly. The fair value for residential mortgage loans which are held for sale on the secondary market is the price offered by the secondary market purchaser. The fair value of all other loans is estimated by discounting future cash flows using current rates for loans with similar characteristics and maturities.

  Deposit liabilities - With the exception of certificates of deposit, the carrying value is deemed to be the fair value due to the demand nature of the deposits. The fair value of fixed maturity certificates of deposit is estimated by discounting future cash flows using the current rates paid on certificates of deposit with similar maturities.

  Short term borrowings - Carrying value is a reasonable approximation of fair value.

  Other borrowings - The fair value is estimated by discounting future cash flows using current rates on advances with similar maturities.

  Off-balance-sheet financial instruments - The Bank's commitments to extend credit, standby letters of credit, and undisbursed loans are deemed to have no material fair value as such commitments are generally fulfilled at current market rates.


                                  Page A-27

NOTE 17 - REGULATORY MATTERS
The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum ratios of Total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets.

The following table shows the Company's capital ratios and amounts compared to regulatory requirements at year end, in thousands of dollars where appropriate.

                                                                                            Minimum To Be Well
                                                                           Minimum For      Capitalized Under
                                                                        Capital Adequacy    Prompt Corrective
                                                      Actual               Purposes         Action Provisions
------------------------------------------------------------------------------------------------------------------
                                               Amount       Ratio      Amount     Ratio     Amount       Ratio
==================================================================================================================
As of December 31, 1996
------------------------------------------------------------------------------------------------------------------
Total capital to risk weighted assets          $32,748      14.2%       $18,466    8.0%      $23,083     10.0%
Tier I capital to risk weighted assets          30,428      13.2%         9,233    4.0%       13,850      6.0%
Tier I capital to average assets                30,428       9.3%        13,123    4.0%       16,403      5.0%
==================================================================================================================

As of December 31, 1995
------------------------------------------------------------------------------------------------------------------
Total capital to risk weighted assets          $29,262      14.4%       $16,232    8.0%      $20,290     10.0%
Tier I capital to risk weighted assets          27,065      13.3%         8,116    4.0%       12,174      6.0%
Tier I capital to average assets                27,065       8.8%        12,372    4.0%       15,465      5.0%
==================================================================================================================

The actual and required capital ratios of the Company and Bank are approximately the same. The Company and Bank were categorized as well-capitalized at year end 1996 and 1995 by their regulators.



NOTE 18 - PARENT COMPANY ONLY FINANCIAL INFORMATION
The condensed financial information for United Bancorp, Inc. is summarized below.

CONDENSED BALANCE SHEETS                                                                     December 31,
In thousands of dollars                                                                 1996            1995
================================================================================================================
ASSETS
Cash                                                                                  $    80          $    53
Investment in subsidiary                                                               31,901           28,767
Other assets                                                                              653              500
----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                          $32,634          $29,320
================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities                                                                           $   586          $   467
Shareholders' equity                                                                   32,048           28,853
----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            $32,634          $29,320
================================================================================================================





                                  Page A-28


CONDENSED STATEMENTS OF INCOME                                                  For the years ended December 31,
In thousands of dollars                                                             1996       1995       1994
================================================================================================================
INCOME
Dividends from subsidiary                                                            $1,690    $1,380    $  973
Other income                                                                              1         3       116
---------------------------------------------------------------------------------------------------------------
TOTAL INCOME                                                                          1,691     1,383     1,089

Total Noninterest Expense                                                                73        31        42
---------------------------------------------------------------------------------------------------------------
Income before undistributed equity and income taxes                                   1,618     1,352     1,047
Income tax (benefit)                                                                    (24)      (10)       25
---------------------------------------------------------------------------------------------------------------
Net income before undistributed equity                                                1,642     1,362     1,022
Equity in undistributed net income of subsidiary                                      3,109     2,673     2,562
---------------------------------------------------------------------------------------------------------------
NET INCOME                                                                           $4,751    $4,035    $3,584
===============================================================================================================




CONDENSED STATEMENTS OF CASH FLOWS                                             For the years ended December 31,
In thousands of dollars                                                             1995       1995      1994
===============================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME                                                                         $4,751     $4,035    $3,584
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  from Operating Activities
Undistributed net income of subsidiary                                             (3,109)    (2,673)   (2,562)
Gain from sale of securities                                                            0          0      (119)
Change in other assets                                                               (125)      (247)      183
Change in other liabilities                                                           (16)       (31)      (26)
--------------------------------------------------------------------------------------------------------------
Total adjustments                                                                   (3,250)   (2,951)   (2,524)
--------------------------------------------------------------------------------------------------------------
Net Cash from Operating Activities                                                   1,501     1,084     1,060
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of securities                                                                       0         0       171
Purchase of securities                                                                 (28)        0         0
--------------------------------------------------------------------------------------------------------------
Net Cash from Investing Activities                                                     (28)        0       171
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Premises and equipment activities                                                        0       113        0
Common stock transactions                                                               78        41        0
Dividends paid                                                                      (1,524)   (1,250)  (1,196)
--------------------------------------------------------------------------------------------------------------
Net Cash from Financing Activities                                                  (1,446)   (1,096)  (1,196)
--------------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH                                                                      27       (12)      35

Cash at Beginning of Year                                                               53        65       30
--------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                                                    $80       $53      $65
==============================================================================================================





                                  Page A-29

                              UNITED BANCORP, INC.

                           Tecumseh, Michigan  49286



         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL
                   MEETING OF SHAREHOLDERS ON APRIL 15, 1997

The undersigned hereby appoints M. H. Downing and David S. Hickman, and either of them, with full power of substitution, Proxies to attend the Annual Meeting of the Shareholders of United Bancorp, Inc. ("Company"), to be held at the Tecumseh Country Club, 5200 Milwaukee Road, Tecumseh, Michigan on Tuesday, April 15, 1997 at 4:30 p.m., local time, and any adjournment thereof, and to vote all shares of the common stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all proposals.

The Board of Directors recommends a vote FOR all proposals.

                                   PROPOSAL 1

To elect five directors to serve as "Class III Directors" until the 2000 Annual Meeting of Shareholders, or until their successors have been elected and qualified:

                          Class III Director Nominees:

        David N. Berlin         Merlyn H. Downing           Charles E. Gross
        Linda J. Herrick                                    John J. Wanke

                              Mark only one box

[  ] FOR all nominees                            [  ] FOR, except vote withheld
                                                      from the following
                                                      nominees:

[  ] WITHHELD from all nominees                  ______________________________

                                                 ______________________________



                                   PROPOSAL 2

To ratify the appointment of Crowe, Chizek and Company, L.L.P. as independent auditors.

[  ] FOR                      [  ]    AGAINST                     [  ]  ABSTAIN



                                         Witness my hand and seal this ____ day
                                         of ______________, 1997.


                                         ______________________________________
                                                       (Signature)


                                         ______________________________________
                                                       (Signature)



Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.